Exhibit 99.1

Contact:	Robert B. Nolen, Jr.
President and Chief
Executive Officer
(205) 221-4111
PINNACLE BANCSHARES ANNOUNCES RESULTS FOR
FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2007
     Jasper, Alabama (March 24, 2008) — Robert B. Nolen, Jr., President and Chief Executive Officer of Pinnacle Bancshares, Inc. (OTCBB:PCLB), today announced Pinnacle’s results of operations for the fourth quarter and year ended December 31, 2007.
     For the year ended December 31, 2007, net income was $1,094,000, compared with net income of $1,351,000 in the prior year. Net interest income after the provision for loan losses for the year ended December 31, 2007, was $5,834,000, compared with $6,138,000 in the prior year.
     For the three months ended December 31, 2007, net income was $57,000, compared with net income of $359,000 for the three months ended December 31, 2006. Net interest income after the provision for loan losses for the three months ended December 31, 2007, was $1,198,000, compared with $1,593,000 in the same period last year.
     Basic and diluted earnings were each $0.75 per share for the year ended December 31, 2007. In 2006, basic and diluted earnings were $0.90 per share and $0.89 per share, respectively. For the three months ended December 31, 2007, basic and diluted earnings were each $0.04 per share. For the same period last year, basic and diluted earnings were each $0.24 per share.
     “Despite an increasingly challenging operating environment, we believe that Pinnacle is well positioned for the future,” said Robert Nolen, President and Chief Executive Officer. “Our full energy is focused on managing Pinnacle’s operations and financial condition through this very difficult time.”
     Net interest income in the fourth quarter ended December 31, 2007 increased to 3.08% as compared to 3.03% for the prior quarter.
     Net loan charge-offs increased in the fourth quarter of 2007 to $298,000, or an annualized rate of .91% in 2007, compared to $142,000 and .44%, respectively, for the third quarter of 2007. The increase was related primarily to the housing down cycle in Pinnacle’s markets, including the Birmingham area.
     Indicative of the more challenging credit environment, the fourth quarter’s loan loss provision totaled $504,000, or $206,000 above actual net charge-offs for the quarter. The total reserve for credit losses was 1.22% of net loans at December 31, 2007, as compared to 1.09% at September 30, 2007. At December 31, 2007, the Company’s allowance for loan losses as a percent of nonperforming loans was 359.38%, compared to 329.05% at December 31, 2006.
     Total non-performing assets at December 31, 2007 were $2,956,000, or 1.25% of assets, compared to $629,000 or .27%, respectively, at December 31, 2006. Stress on the residential builder market largely drove the increase. Mr. Nolen observed that non-performing assets and net charge-off levels may continue upward in 2008 if the depressed housing market further evolves.
     Pinnacle’s strong equity to asset ratio was 8.87% as of December 31, 2007, compared to 8.36% at December 31, 2006.

     At December 31, 2007, total stockholders’ equity and book value per share were $20,934,000 and $14.30 per share, respectively, compared to $19,406,000 and $13.00 per share, respectively, at December 31, 2006. Total assets at December 31, 2007, were $235,945,000, compared to total assets at December 31, 2006, of $232,234,000.
     Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Pinnacle’s operating results, performance or financial condition are competition, the demand for its products and services, the ability to expand, and numerous other factors as set forth in filings with the Securities and Exchange Commission.
     Pinnacle Bancshares, Inc.’s wholly owned subsidiary Pinnacle Bank has seven offices located in central and northwest Alabama.

PINNACLE BANCSHARES, INC.
Unaudited Financial Highlights

	Three Months Ended December 31,
	2007	2006
Net income	$57,000	$359,000
Basic earnings per share	$.04	$0.24
Diluted earnings per share	$.04	$0.24
Performance ratios (annualized):
Return on average assets	0.10%	0.62%
Return on average equity	1.08%	7.50%
Interest rate spread	3.08%	3.01%
Net interest margin	3.13%	3.05%
Operating cost to assets	2.63%	2.58%
Weighted average basic shares Outstanding	1,462,359	1,464,538
Weighted average diluted shares Outstanding	1,466,217	1,470,285
Dividends per share	$0.11	$0.11
Provision for loan losses	$504,000	$22,000

	Year Ended December 31,
	2007	2006
Net income	$1,094,000	$1,351,000
Basic earnings per share	$0.75	$0.90
Diluted earnings per share	$0.75	$0.89
Performance ratios:
Return on average assets	0.46%	0.60%
Return on average equity	5.45%	7.17%
Interest rate spread	2.96%	3.10%
Net interest margin	3.00%	3.20%
Operating cost to assets	2.51%	2.70%
Weighted average basic shares Outstanding	1,094,000	1,351,000
Weighted average diluted shares Outstanding	1,463,668	1,493,234
Dividends per share	$0.44	$0.44
Provision for loan losses	$739,000	$405,000

	December 31,
	2007	2006
Total assets	$235,945,000	$232,234,000
Loans receivable, net	$130,580,000	$113,490,000
Deposits	$201,801,000	$206,570,000
Total stockholders’ equity	$20,934,000	$19,406,000
Book value per share	$14.30	$13.00
Stockholders’ equity to assets ratio	8.87%	8.36%
Asset quality ratios:
Nonperforming loans as a percent of total loans	0.34%	0.37%
Nonperforming assets as a percent of total assets	1.25%	0.27%
Allowance for loan losses as a percent of total loans	1.22%	1.20%
Allowance for loan losses as a percent of nonperforming loans	359.38%	329.05
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